Exhibit 4.2

SONENDO, INC.

FIFTH AMENDED AND RESTATED VOTING AGREEMENT

THIS FIFTH AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made as of December 10, 2019, by and among Sonendo, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on Exhibit A, together with any subsequent stockholders who become parties hereto pursuant to Section 7(b) (collectively, the “Stockholders”), and the holders of shares of Preferred Stock (as defined below) listed on Exhibit B (collectively, the “Investors” and individually, the “Investor”). The Stockholders and the Investors are referred herein collectively as “Voting Parties.”

RECITALS

WHEREAS, the Stockholders and certain of the Investors own shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), Series A-1 Preferred Stock, $0.001 par value per share (“Series A-1 Preferred Stock”), Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), Series C-1 Preferred Stock, $0.001 par value per share (“Series C-1 Preferred Stock”), Series D Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”), and/or Series E Preferred Stock, $0.001 par value per share (“Series E Preferred Stock,” and collectively referred to herein with the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock as the “Preferred Stock”);

WHEREAS, the Company, certain of the Investors and the Stockholders are parties to that certain Fourth Amended and Restated Voting Agreement, dated as of November 15, 2018 (the “Prior Voting Agreement”);

WHEREAS, certain of the Investors are purchasing shares of Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, in connection with the purchase and sale of shares of the Company’s Series E Preferred Stock pursuant to the Purchase Agreement, the Company and the other parties to the Prior Voting Agreement desire to amend and restate the Prior Voting Agreement in its entirety;

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the financing provided for in the Purchase Agreement, the Company, the Stockholders and the Investors have agreed to provide for the future voting of their shares of the voting capital stock of the Company as set forth below.

AGREEMENT

The parties hereby agree as follows:

1. Voting of Shares. During the term of this Agreement, the Voting Parties each agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with and to give effect to the provisions of this Agreement.

2. Election of Board of Directors.

(a) Board Representation. At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company (the “Board”) are to be elected, or whenever members of the Board are to be elected by written consent, the Voting Parties agree to vote or act with respect to their Shares so as to elect to the Board:

(i) For so long as Fjord Capital Partners I, L.P. (“Fjord”), together with any Affiliates, owns at least 10% of the shares of Preferred Stock originally purchased by Fjord and its Affiliates from the Company (as calculated on an as converted to Common Stock basis and as adjusted for stock splits, dividends and the like) (the “Fjord Minimum Shares”), one (1) individual designated by Fjord, who shall initially be Olav B. Bergheim, as a Preferred Stock Director (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”)); provided however that in the event that Fjord, together with its Affiliates, ceases to own at least the Fjord Minimum Shares, the Fjord designee shall be designated by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock;

(ii) For so long as OrbiMed Private Investments IV, LP (“OrbiMed”), together with any Affiliates, owns at least 10% of the shares of Preferred Stock originally purchased by OrbiMed and its Affiliates from the Company (as calculated on an as converted to Common Stock basis and as adjusted for stock splits, dividends and the like) (the “OrbiMed Minimum Shares”), one (1) individual designated by OrbiMed, who shall initially be Vince Burgess, as a Preferred Stock Director; provided however that in the event that OrbiMed, together with its Affiliates, ceases to own at least the OrbiMed Minimum Shares, the OrbiMed designee shall be designated by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock;

(iii) For so long as Meritech Capital Partners IV, L.P. (“Meritech”), together with any Affiliates, owns at least 10% of the shares of Preferred Stock originally purchased by Meritech and its Affiliates from the Company (as calculated on an as converted to Common Stock basis and as adjusted for stock splits, dividends and the like) (the “Meritech Minimum Shares”), one (1) individual designated by Meritech, who shall initially be Paul Madera, as a Preferred Stock Director; provided however that in the event that Meritech, together with its Affiliates, ceases to own at least the Meritech Minimum Shares, the Meritech designee shall be designated by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock;

(iv) For so long as General Atlantic (SOI), L.P. (collectively, “General Atlantic”), together with any Affiliates, owns at least 10% of the shares of Preferred Stock originally purchased by General Atlantic and its Affiliates from the Company (as calculated on an as converted to Common Stock basis and as adjusted for stock splits, dividends and the like) (the “General Atlantic Minimum Shares”), two (2) individuals designated by General Atlantic (each a “General Atlantic Director”, and collectively, the “General Atlantic Directors”), who shall initially be Alex Crisses and Cory Eaves, each as a Preferred Stock Director; provided however that in the event that General Atlantic, together with its Affiliates, ceases to own at least the General Atlantic Minimum Shares, the General Atlantic designees shall be designated by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock;

(v) For so long as EW Healthcare Partners Fund 2, L.P. (“EW Healthcare”), together with any Affiliates, owns at least 10% of the shares of Preferred Stock originally purchased by EW Healthcare and its Affiliates from the Company (as calculated on an as converted to Common Stock basis and as adjusted for stock splits, dividends and the like) (the “EW Healthcare Minimum Shares”), one (1) individual designated by EW Healthcare, who shall initially be Brooks Andrews, as a Preferred Stock Director; provided however that in the event that EW Healthcare, together with its Affiliates, ceases to own at least the EW Healthcare Minimum Shares, the EW Healthcare designee shall be designated by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock;

(vi) The then-current Chief Executive Officer of the Company, who shall initially be Bjarne Bergheim (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Voting Parties shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(vii) Two (2) representatives designated by the Board, with the approval of a majority of the Preferred Stock Directors, who are not employed by the Company or otherwise affiliated with the Company or any stockholder holding one percent (1%) or more of the Company’s then outstanding capital stock (each an “Independent Director”), who shall initially be Thomas R. Engels and Daniel Even (the “Independent Directors”); provided, however, that prior to March 19, 2020, a majority of the Preferred Stock Directors (including Preferred Stock Directors designated by at least two (2) out of the three (3) of OrbiMed, Meritech and General Atlantic) may, by written notice to the Company, reduce the then authorized number of directors of the Company and the number of Independent Directors by one (1), and the remaining Independent Director(s) shall be designated by the Board, with the approval of a majority of the Preferred Stock Directors; and

(viii) One (1) representative designated by EW Healthcare, with the approval of the Board, including a majority of the Preferred Stock Directors (excluding any Preferred Stock Director designated by EW Healthcare), who is an industry expert with operating experience (the “Industry Expert Director”); provided however that in the event that EW Healthcare, together with its Affiliates, ceases to own at least the EW Healthcare Minimum Shares, the Industry Expert Director shall be designated by the Board, with the approval of a majority of the Preferred Stock Directors.

(b) Committee Membership. Each Preferred Stock Director shall be entitled in such person’s discretion to be a member of any committee of the Board.

(c) Appointment of Directors. In the event of the resignation, death, removal or disqualification of a director selected under this Section 2, a new director shall promptly be designated and elected following the procedure originally used to elect the director being replaced and, after written notice of the designation has been given by the Company to the Voting Parties following the director’s designation (and such nominee has been designated as provided in this Section 2), each Voting Party shall vote its shares of capital stock of the Company to elect such designee to the Board.

(d) Removal. A director elected under this Section 2 may be removed at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law) in the following manner: in the case of a director elected under Section 2(a)(i), by Fjord or, in the event that Fjord, together with its Affiliates, ceases to own at least the Fjord Minimum Shares, by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock; in the case of a director elected under Section 2(a)(ii), by OrbiMed or, in the event that OrbiMed, together with its Affiliates, ceases to own at least the OrbiMed Minimum Shares, by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock; in the case of a director elected under Section 2(a)(iii), by Meritech or, in the event that Meritech, together with its Affiliates, ceases to own at least the Meritech Minimum Shares, by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock; in the case of a director elected under Section 2(a)(iv), by General Atlantic or, in the event that General Atlantic, together with its Affiliates, ceases to own at least the General Atlantic Minimum Shares, by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock; in the case of a director elected under Section 2(a)(v), by EW Healthcare or, in the event that EW Healthcare, together with its Affiliates, ceases to own at least the EW Healthcare Minimum Shares, by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock; in the case of a director elected under Section 2(a)(vi) who is the then-current Chief Executive Officer, by a majority of the Company’s Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, it being understood that the Board has sole discretion to replace the Company’s Chief Executive Officer pursuant to the Bylaws of the Company; and in the case of a director elected under Section 2(a)(vii) or Section 2(a)(viii), by holders of at least sixty percent (60%) of the combined voting power of the Preferred or by the Board, with the approval of a majority of the Preferred Stock Directors.

(e) For purposes of this Agreement, “Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization

(f) For purposes of this Agreement, “Affiliate” shall mean with respect to any Person, any Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(g) The Company will promptly reimburse all reasonable expenses of the non-employee directors appointed pursuant to this Section 2 incurred in connection with their travel to and attending meetings of the Board, committees of the Board and, with the separate approval of the Board, other meetings or events attended on behalf of the Company, including without limitation reasonable travel and accommodation expenses.

3. Vote to Increase Authorized Stock.

(a) Common Stock. Each Voting Party agrees to vote or cause to be voted all Shares owned by such Voting Party, as the case may be, or over which such Voting Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

(b) Preferred Stock. Each Voting Party agrees to vote or cause to be voted all Shares owned by such Voting Party, as the case may be, or over which such Voting Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Series E Preferred Stock from time to time to ensure that there will be sufficient shares of Series E Preferred Stock available for sale and issuance pursuant to Section 2.9 of that certain Third Amended and Restated Investors’ Rights Agreement of even date herewith, by and among the Company and certain of the stockholders of the Company (the “Rights Agreement”).

4. Drag-Along Right.

(a) Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company (the “Selling Stockholders”) shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Liquidating Transaction” as defined in Section 2(a)(v)(B) or (C) under Part B of Article IV of the Restated Certificate.

(b) Actions to be Taken. In the event that (i) the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock, and (ii) the Board of Directors, each approve a Sale of the Company in writing, then each Voting Party and the Company hereby agree:

(i) if such transaction requires stockholder approval, with respect to all Shares that such Voting Party owns or over which such Voting Party otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company, but subject to the rights of the holders of any series of Preferred Stock set forth therein) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Voting Party as is being sold by the Selling Stockholders to the Person to whom the Selling Stockholders propose to sell their Shares, and, subject to Section 4(c) below, on the same terms and conditions as the Selling Stockholders;

(iii) to execute and deliver all related documentation (except for any non-competition or non-solicitation agreement or other agreement that directly or indirectly limits or restricts any Voting Party’s or its Affiliates’ business or activities) and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Stockholders in order to carry out the terms and provisions of this Section 4, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver (it being understood that no Voting Party shall be required to execute a consent or waiver with the effect of waiving any rights of such Voting Party or the series of Preferred Stock held by it), governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(vi) if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities and due receipt thereof by any Voting Party would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Voting Party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Voting Party in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Voting Party, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Voting Party would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(vii) in the event that the Selling Stockholders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (1) the appointment of such Stockholder Representative, (2) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (3) the payment of such Voting Party’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Selling Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Voting Party with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

(c) Exceptions. Notwithstanding the foregoing, a Voting Party will not be required to comply with Section 4(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by such Voting Party in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Voting Party holds all right, title and interest in and to the Shares such Voting Party purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Voting Party in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Voting Party have been duly executed by the Voting Party and delivered to the acquirer and are enforceable against the Voting Party in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Voting Party’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Voting Party is a party, or law or judgment, order or decree of any court or governmental agency applicable to the Voting Party;

(ii) the Voting Party shall not be liable for the inaccuracy of any representation or warranty made by any other person or entity in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii) the liability for indemnification, if any, of such Voting Party in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Voting Party in connection with such Proposed Sale;

(iv) upon the consummation of the Proposed Sale, (A) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (B) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (C) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (D) unless (x) the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock and (y) the holders of at least sixty-five percent (65%) of the voting power of the Series E Preferred Stock, elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidating Transaction (assuming for this purpose that the Proposed Sale is a Liquidating Transaction) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares held by such Voting Party pursuant to this Section 4(c)(iv) includes any securities and due receipt thereof by any Voting Party would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Voting Party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Voting Party in lieu thereof, against surrender of the Shares held by such Voting Party, which would have otherwise been sold by such Voting Party, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Voting Party would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by such Voting Party; and

(v) subject to clause (iv) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this clause (v) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

(d) Restrictions on Sales of Control of the Company. No Voting Party shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Liquidating Transaction), unless (x) the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock and (y) the holders of at least sixty-five percent (65%) of the voting power of the Series E Preferred Stock, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

5. Voting.

(a) Covenant to Vote. Each Voting Party or its representative shall appear in person or by proxy at any annual or special meeting of stockholders for the purpose of obtaining a quorum and shall vote the shares of the Company’s capital stock owned or controlled by such Voting Party and entitled to vote upon any matter submitted to a vote of the stockholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement. Each Voting Party shall execute any and all written consents circulated with regard to any matter reasonably necessary to implement the terms of this Agreement in a manner that is consistent and not in conflict with, and to implement, the terms of this Agreement.

(b) No Voting or Conflicting Agreements. No Voting Party shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares held by such Voting Party nor shall any Voting Party enter into any stockholder agreements or arrangements of any kind with any person with respect to their shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other stockholders of the Company that are not parties to this Agreement). The foregoing prohibition includes, but is not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Preferred Stock and Common Stock held by such Voting Parties, unless the acquiror or transferee of such shares agrees to be bound by the terms of this Agreement with respect to the voting of such shares. No Voting Party shall act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting of shares of the Company’s capital stock in any manner which is inconsistent with the provisions of this Agreement.

(c) Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Selling Stockholders, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 2 hereto, votes to increase authorized shares pursuant to Section 3 hereof and votes regarding any Sale of the Company pursuant to Section 4 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 3 and 4, respectively, of this Agreement or to take any action necessary to effect Sections 3 and 4, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 8 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 8 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

(d) Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(e) Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6. Legends. Each certificate representing any Voting Parties’ shares shall be endorsed by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A CERTAIN VOTING AGREEMENT, AS THE SAME MAY BE AMENDED, BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF COMMON AND PREFERRED STOCK OF THE CORPORATION (A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the legend from any such certificate and will place or cause to be placed the legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the legend.

7. Covenants of the Company.

(a) The Company agrees to use its best efforts to ensure that the rights given to the Voting Parties hereunder are effective and that such parties enjoy the benefits thereof. Such actions include without limitation the use of the Company’s best efforts to cause the nomination and election of the designees as provided in Section 2(a), to enforce the terms of this Agreement and to inform the Voting Parties of any breach hereof (to the extent the company has knowledge thereof). The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the Shares (assuming exercise and conversion of all outstanding securities) in order to protect the rights of the parties hereunder against impairment and to assist the Voting Parties in the exercise of their rights and the performance of their obligations hereunder.

(b) Notwithstanding Section 9 below, in the event that after the date of this Agreement, the Company issues shares of its voting securities to any officer or employee, whose shares constitute one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall cause such person to execute a Joinder Agreement in the form attached hereto as Exhibit C, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to the Stockholders as a Stockholder hereunder and Exhibit A shall be updated to reflect the addition of such person as a party hereto.

(c) Upon the election of Brooks Andrews as a Preferred Stock Director pursuant to Section 2(a)(v) above, the Company shall enter into the Company’s standard form of indemnification agreement with Brooks Andrews in his capacity as a member of the Board.

(d) Upon the election of the Industry Expert Director pursuant to Section 2(a)(viii) above, the Company shall enter into the Company’s standard form of indemnification agreement with the Industry Expert Director in his capacity as a member of the Board.

8. Termination. This Agreement shall terminate upon the earlier of (a) the consummation of a Qualified Public Offering (as defined in the Restated Certificate) or (b) the consummation of a Liquidating Transaction.

9. Amendment; Waivers. Any term hereof may be amended or waived with the written consent of (i) the Company and (ii) the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock held by the Investors, voting together as a separate class on an as converted to Common Stock basis; provided, however, that notwithstanding the foregoing, Section 2(a)(i) and the applicable clause of Section 2(d) shall not be amended or waived without the written consent of Fjord (if then entitled to appoint a director hereunder) or by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock (if Fjord is not then entitled to appoint a director hereunder); Section 2(a)(ii) and the applicable clause of Section 2(d) shall not be amended or waived without the written consent of OrbiMed (if then entitled to appoint a director hereunder) or by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock (if OrbiMed is not then entitled to appoint a director hereunder); Section 2(a)(iii) and the applicable clause of Section 2(d) shall not be amended or waived without the written consent of Meritech (if then entitled to appoint a director hereunder) or by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock (if Meritech is not then entitled to appoint a director hereunder); Section 2(a)(iv) and the applicable clause of Section 2(d) shall not be amended or waived without the written consent of General Atlantic (if then entitled to appoint a director hereunder) or by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock (if General Atlantic is not then entitled to appoint a director hereunder); and Section 2(a)(v) and the applicable clause of Section 2(d) shall not be amended or waived without the written consent of EW Healthcare (if then entitled to appoint a director hereunder) or by the holders of at least seventy-five percent (75%) of the combined voting power of the Preferred Stock (if EW Healthcare is not then entitled to appoint a director hereunder); provided, further, that any waiver or amendment of Section 4(c)(iv), Section 4(d), this Section 9 and any other provision in this Agreement relating to rights specific to holders of the Series E Preferred Stock shall not be amended or waived without the written consent of the holders of at least sixty-five percent (65%) of the voting power of the Series E Preferred Stock; provided, further, that any amendment or waiver of this Agreement in a manner that adversely affects the rights of the Stockholders shall also require the written consent of the holders of a majority of the combined voting power of Shares held by the Stockholders; provided, further, that any amendment or waiver of this Agreement in a manner that adversely affects the rights of the holders of any series of Preferred Stock in a manner that is different than other similarly situated series of Preferred Stock shall also require the written consent of the holders of a majority of the voting power of such adversely affected series of Preferred Stock; provided, however, that any amendment or waiver of this Agreement in a manner that adversely affects any Investor in a manner different from any other Investor shall require the written consent of the adversely affected Investor. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Voting Parties, and each of their respective successors and assigns. Notwithstanding the foregoing, Exhibits A and B hereto may be amended by the Company without the consent of the other parties hereto from time to time to reflect (i) additional Stockholders pursuant to Section 7(b); or (ii) in connection with transfers of Shares held by Investors permitted pursuant to the terms of Section 10.

10. Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a Joinder Agreement substantially in the form attached hereto as Exhibit C. Upon the execution and delivery of a Joinder Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Voting Party, or Stockholder and Voting Party, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 10. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.

11. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth on the signature pages hereto, or as subsequently modified by written notice.

12. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

13. Governing Law. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE DUTIES AND OBLIGATIONS HEREUNDER.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15. Successors and Assigns; Entire Agreement. This Agreement, the Purchase Agreement, the Transaction Agreements (as defined in the Purchase Agreement), the Restated Certificate and the exhibits hereto constitute the entire contract between the Company and the Voting Parties relative to the subject matter hereof. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Upon the execution and delivery of this Agreement by the requisite Investors and the Company, the Prior Voting Agreement shall thereafter be of no further force and effect and is hereby amended and restated herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first written above.

COMPANY:	ADDRESS:

SONENDO, INC.	26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

By:	/s/ Bjarne Bergheim
Bjarne Bergheim,
President and Chief Executive Officer

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

STOCKHOLDER AND INVESTOR:	ADDRESS:

/s/ Bjarne Bergheim
Bjarne Bergheim

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

STOCKHOLDER:	ADDRESS:

26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

/s/ Olav B. Bergheim
Olav B. Bergheim

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

CVF, LLC	222 N. La Salle Street Suite 200 Chicago, IL 60601

By: By:	/s/ Richard H. Robb

Name:	Richard H. Robb
Title:	Manager

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

EW Healthcare Partners Fund 2, L.P.	21 Waterway Avenue, Suite 225 The Woodlands, TX 77380

By:	/s/ Martin P. Sutter

Name:	Martin P. Sutter
Title:	Managing Director

EW Healthcare Partners Fund 2-A, L.P.	21 Waterway Avenue, Suite 225 The Woodlands, TX 77380

By:	/s/ Martin P. Sutter
Name:	Martin P. Sutter
Title:	Managing Director

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

FJORD CAPITAL PARTNERS I, L.P.	26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

By:	Fjord Venture Partners I, LLC

Its:	General Partner

By:	/s/ Olav B. Bergheim
Olav B. Bergheim,
Manager

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

STOCKHOLDER AND INVESTOR:	ADDRESS:

FJORD VENTURES LLC	26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

By:	/s/ Olav B. Bergheim
Olav B. Bergheim,
President

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:		ADDRESS:

FJORDINVEST, LLC, a Nevada limited liability company		c/o Becker Financial 2082 Michelson Drive, Suite 302 Irvine, CA 92612
By:	/s/ Olav B. Bergheim
Olav B. Bergheim, Manager

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:		ADDRESS:

FJORDINVEST (CAYMAN) LTD.		26051 Merit Circle, Suite 102 Laguna Hills, CA 92653
By:	/s/ Olav B. Bergheim

Name:	Olav B. Bergheim,
Its:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:		ADDRESS:

FJORDINVEST (CAYMAN) II LTD.		26051 Merit Circle, Suite 102 Laguna Hills, CA 92653
By:	/s/ Olav B. Bergheim

Name:	Olav B. Bergheim,
Its:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

GAMLA LIVFÖRSÄKRINGSAKTIEBOLAGET SEB TRYGG LIV (publ)	106 40 Stockholm Sweden

By:	/s/ Anders Jöngard
Name:	Anders Jöngard
Title:	Inv Director

By:	/s/ Victor Lang
Name:	Victor Lang
Title:	CIO, SEB PE

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

GENERAL ATLANTIC (SOI), L.P. By: General Atlantic (SPV) GP, LLC, its general partner	c/o General Atlantic Service Company, LLC 55 East 52nd Street, 32nd Floor New York, NY 10055

By: General Atlantic, LLC its sole member

By: /s/ J. Frank Brown Name: J. Frank Brown Title: Managing Director

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

JMR CAPITAL LIMITED	c/o Kitano Capital 2711 N. Haskell Avenue Suite 1650
By: /s/ David Nishida David Nishida, Director	Dallas, TX 75204

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

Meridian Small Cap Growth Fund By: its Investment Adviser ArrowMark Colorado Holdings, LLC	10 Fillmore Street, Suite 325 Denver, CO 80206

By: /s/ David Corkins Name: David Corkins Title: Managing Member

ArrowMark Life Science Fund, LP By: its General Partner AMP Life Science GP, LLC

By: /s/ David Corkins Name: David Corkins Title: Managing Member

ArrowMark Fundamental Opportunity Fund, L.P. By: its General Partner ArrowMark Partners GP, LLC

By: /s/ David Corkins Name: David Corkins Title: Managing Member

Lookfar Investments, LLC

By: /s/ David Corkins Name: David Corkins Title: Managing Member

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

MERITECH CAPITAL AFFILIATES IV, L.P.	245 Lytton Avenue, Suite 125 Palo Alto, CA 94301

By: Meritech Capital Associates IV L.L.C., its General Partner

By:	/s/ Paul Madera
Paul Madera, a managing member

MERITECH CAPITAL PARTNERS IV, L.P.

By: Meritech Capital Associates IV L.L.C., its General Partner

By:	/s/ Paul Madera
Paul Madera, a managing member

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

MICRO, LLC	c/o Becker Financial 2082 Michelson Drive, Suite 302 Irvine, CA 92612

By:	/s/ Olav B. Bergheim
Olav B. Bergheim Its: Manager

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

N5 INVESTMENTS AS	Parkveien 55 N-0256 Oslo Norway

By:	/s/ Pal R. Jensen
Name: Pal R. Jensen Its: CEO

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

NEOMED INNOVATION V L.P. By: Its General Partner, NeoMed Innovation V Limited	13 Castle Street St. Helier Jersey JE4 5UT

By:	/s/ Ashley Vardon
Name: Ashley Vardon Title: Director

By:	/s/ Christina Kembery
Name: Christina Kembery Title: Director

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

STOCKHOLDER AND INVESTOR:	ADDRESS:

/s/ Hugh Andrew Neuharth
Hugh Andrew Neuharth

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:			ADDRESS:

ORBIMED PRIVATE INVESTMENTS IV, LP			OrbiMed Private Investments IV, LP
OrbiMed Advisors, LLC
By:	OrbiMed Capital GP IV LLC,		601 Lexington Avenue, 54th Floor
	its General Partner		New York, NY 10022

	By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon

Name: Carl Gordon Title: Member

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

PENSCO Trust Company, Custodian
FBO Olav Bergheim IRA.

By:	/s/ Chris Rains

Name:	Chris Rains

Its:	Authorized Signatory

By:	/s/ Olav Bergheim

Name:	Olav Bergheim

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

PERCEPTIVE LIFE SCIENCES MASTER FUND	51 Astor Place, 10th Floor New York, New York 10003 Attn: Steve Berger

By:	/s/ James H. Mannix

Name:	James H. Mannix
Title:	C.O.O.

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

SECURITY PACIFIC FINANCE, LTD.	c/o RBC Trustees (Guernsey) Ltd. P.O. Box 48 Canada Court GYI 38Q St. Peter Port Guernsey, Channel Islands

By:	/s/ Tanya Marrett /s/ Martyn Russell

Name:	Tanya Marrett and Martyn Russell
TItle:	Authorized Signatories for RBC
Directorship Services (Guernsey) Limited Director

By:	/s/ Tanya Marrett /s/ Martyn Russell

Name:	Tanya Marrett and Martyn Russell
TItle:	Authorized Signatories for RBC
Corporate Services (Guernsey) Limited Director

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

/s/ Andrew Wade
Andrew Wade

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:	ADDRESS:

BROADFIN HEALTHCARE MASTER FUND LTD	300 Park Ave 25th Floor New York, NY 10022

By:	/s/ Kevin Ketter

Name:	Kevin Ketter
Title:	Director

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Voting Agreement as of the date first above written.

INVESTOR:		ADDRESS:

Redmile Private Investments II, L.P.		c/o Redmile Group, LLC
One Letterman Drive
Suite D3-300
By:	/s/ Josh Garcia	San Francisco, CA 94129

Name:	Josh Garcia
Title:	Chief Financial Officer and Authorized Signatory of Redmile Group, LLC, the managing member of Redmile Private Investments II (GP), LLC, its general partner

[Signature Page to Fifth Amended and Restated Voting Agreement of Sonendo, Inc.]

EXHIBIT A

SCHEDULE OF STOCKHOLDERS

Bjarne Bergheim

Olav Bergheim

Thomas R. Engels

Fjord Ventures LLC

Morteza Gharib

Erik Hars

Hugh Neuharth

EXHIBIT B

SCHEDULE OF INVESTORS

ArrowMark Fundamental Opportunity Fund, LP

ArrowMark Life Science Fund, LP

Bjarne Bergheim

Troy Bremer

Broadfin Healthcare Master Fund, Ltd.

Thomas R. Engels

Daniel and Phyllis Even, Joint Tenants

EW Healthcare Partners Fund 2, L.P.

EW Healthcare Partners Fund 2-A, L.P.

Fjord Capital Partners I, LP

Fjord Ventures, LLC

Fjordinvest, LLC

Fjordinvest (Cayman) Ltd.

The Stuart and Marianne Foster Trust

Kieran and Mary Ellen Gallahue Family Trust

Gamla Livförsäkringsaktiebolaget Seb Trygg Liv (publ)

The Huennekens Family Trust dtd 6/14/2007

James R. Margolis and Marja P. Margolis JTWROS

Lookfar Investments, LLC

Meridian Small Cap Growth Fund

Meritech Capital Affiliates IV, L.P.

Meritech Capital Partners IV, L.P.

Micro, LLC

Gary S. Mocnik Retirement Trust

N5 Investments AS

NeoMed Innovation V L.P.

Hugh Neuharth

Orbimed Private Investments IV, LP

Redmile Private Investments, II, L.P.

The Board Of Trustees Of The Leland Stanford Junior University (SBST)

TIP-Sonendo Limited

Andrew Wade

DNA 07 Limited

Timwell Corporation Limited

CVF, LLC

Fjordinvest (Cayman) II Ltd.

JMR Capital Limited

Per Magnus Andersson

Security Pacific Finance, Ltd.

Randy W. Garland, DDS, Inc. Cash Balance Plan &Trust

Reid V. Pullen, D.D.S., P.C.

Chad O. Edwards

Marcus Palermo

Pirooz A. Zia

General Atlantic (SOI), L.P.

Perceptive Life Sciences Master Fund

CPV Holdings, LLC

PENSCO Trust Company, Custodian FBO Olav Bergheim IRA.

EXHIBIT C

Joinder Agreement to Sonendo, Inc.

Fifth Amended and Restated Voting Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to, and be bound by and subject to the terms of, that certain Fifth Amended and Restated Voting Agreement (the “Agreement”) dated as of December 10, 2019, as may be amended from time to time, by and among Sonendo, Inc. (the “Company”) and the other parties from time to time named therein, and for all purposes of the Agreement, the undersigned shall be included within the term Stockholder as a Stockholder thereunder, as defined in the Agreement. The address and facsimile number to which notices shall be sent to the undersigned are as follows:

Address:

By:

Print Name:

Date: